As filed with the Securities and Exchange Commission on July 28, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VORNADO REALTY TRUST

(Exact Name of Registrant as Specified in Its Charter)

MARYLAND	22-1657560
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

888 Seventh Avenue New York, New York 10019 (212) 894-7000	Joseph Macnow 888 Seventh Avenue New York, New York 10019 (212) 894-7000
(Address Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Executive Offices)	(Address Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Alan J. Rice, Esq.

Vornado Realty Trust

888 Seventh Avenue

New York, New York 10004

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common shares of beneficial interest, par value $0.04 per share (1)	3,972,583	84.245	334,670,255	39,391

(1)      This Registration Statement on Form S-3 (“Registration Statement”) registers 3,972,583 common shares of beneficial interest, par value $0.04 per share (“Common Shares”), of Vornado Realty Trust (“Vornado”) that may be offered by certain selling shareholders (the “Selling Shareholders”) comprised of up to 3,972,583 Common Shares that Vornado may elect to issue to certain Selling Shareholders upon redemption of up to 3,972,583 Class A units (“Units”) of limited partnership interest in Vornado Realty L.P. (the “Operating Partnership”) issued by the Operating Partnership in connection with its acquisition of Charles E. Smith Commercial Realty L.P.  This Registration Statement also relates to such additional Common Shares as may be issued as a result of certain adjustments including, without limitation, share dividends and share splits.

(2)          In accordance with Rule 457(c) the maximum aggregate offering price is estimated solely for purposes of calculating the registration fee and is based on the average of the high and low reported sales prices on July 22, 2005 on the New York Stock Exchange.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion.  Dated July     , 2005.

3,972,583 SHARES

VORNADO REALTY TRUST
COMMON SHARES OF BENEFICIAL INTEREST

The Selling Shareholders (the “Selling Shareholders”) of Vornado Realty Trust (“Vornado”) may offer from time to time up to 3,972,583 common shares of beneficial interest, par value $0.04 per share (“Common Shares”), of Vornado, in amounts, at prices and on terms to be determined at the time of sale. Vornado will not receive any of the proceeds from the sale of the Common Shares being sold by the Selling Shareholders.  See “Use of Proceeds” herein.

The Common Shares covered by this prospectus are comprised of up to 3,972,583 Common Shares that may be issued to certain Selling Shareholders, at our option, upon the redemption of 3,972,583 Class A Units of limited partnership interest in Vornado Realty L.P. issued by Vornado Realty L.P., in connection with our 2002 acquisition of Charles E. Smith Commercial Realty L.P.  and related transactions.  Vornado Realty L.P. is the operating partnership through which we own our assets and operate our business.

We have registered the offering and resale of the Common Shares to allow the Selling Shareholders to sell these Common Shares without restriction in the open market or otherwise, but the registration of the Common Shares does not necessarily mean that the Selling Shareholders will elect to redeem their Units or that the Selling Shareholders will offer or sell their Common Shares.  See “Selling Shareholders” herein.

The Selling Shareholders may sell the Common Shares offered hereby directly to purchasers or through underwriters, dealers, brokers or agents designated from time to time. Sales of Common Shares in particular offerings may be made on the New York Stock Exchange (“NYSE”) or in the over-the-counter market or otherwise at prices and on terms then prevailing, at prices related to the then current market price, at fixed prices (which may be changed) or in negotiated transactions.  To the extent required for any offering, a supplement to this Prospectus (a “Prospectus Supplement”) will set forth the number of Common Shares then being offered, the initial offering price, the names of any underwriters, dealers, brokers or agents and the applicable sales commission or discount.  Any such Prospectus Supplement will also contain a discussion of the material United States Federal income tax considerations relating to the Common Shares to the extent not contained herein.  See “Plan of Distribution” herein.

The Common Shares of Vornado are listed on the NYSE under the symbol “VNO.”

See “Risk Factors” beginning on page 3 for certain factors relevant to an investment in the Common Shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.
Any representation to the contrary is a criminal offense.

Prospectus dated      , 2005.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement or incorporated by reference in these documents.  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement.  If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them.  This prospectus and any accompanying prospectus supplement are an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus or any prospectus supplement is current only as of the date on the front of those documents.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common shares are listed.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statements for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement of which this prospectus is a part and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

(1)

Annual report of Vornado Realty Trust on Form 10-K for the fiscal year ended December 31, 2004, filed with SEC on February 25, 2005 (File No. 001-11954) as amended and restated by the Form 10-K/A filed with the SEC on June 10, 2005;

(2)

Current reports of Vornado Realty Trust on Form 8-K dated February 22, 2005, March 17, 2005, March 22, 2005, April 27, 2005, May 12, 2005, June 2, 2005, June 16, 2005 and July 21, 2005 and filed with the SEC on February 25, 2005, March 17, 2005, March 28, 2005, April 27, 2005, May 19, 2005, June 8, 2005, June 21, 2005 and July 21, 2005, respectively (File No. 001-11954);

(3)

Quarterly report of Vornado Realty Trust on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the SEC on April 28, 2005 (File No. 001-11954), as amended and restated by the Form 10-Q/A filed with the SEC on June 10, 2005;

(4)	The description of Vornado Realty Trust common shares contained in our registration statement on Form 8-B, filed with the SEC on May 10, 1993 (File No. 001-11954); and

(5)

All documents filed by Vornado Realty Trust under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering or after the date of the initial registration statement and before effectiveness of the registration statement, except that the information referred to in Item 402(a)(8) of Regulation S-K of the SEC is not incorporated by reference into this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.  You can request those documents from our corporate secretary, 888 Seventh Avenue, New York, New York 10019, telephone (212) 894-7000.  Alternatively, copies of these documents may be available on our website (www.vno.com).  Any other documents available on our website are not incorporated by reference into this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in it, contains forward-looking statements with respect to our financial condition, results of operations and business.  These statements may be made directly in this document or they may be made part of this document by reference to other documents filed with the SEC, which is known as “incorporation by reference.”  You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions in this prospectus or the documents incorporated by reference.  Unless the context otherwise requires or as otherwise specified, references in this prospectus to “Vornado,” “we,” “us” or “our” refer to Vornado Realty Trust and its subsidiaries, including Vornado Realty L.P., except where we make clear that we mean only the parent company, Vornado Realty Trust.  In addition, we sometimes refer to Vornado Realty L.P. as the “Operating Partnership.”

These forward-looking statements are subject to numerous assumptions, risks and uncertainties.  Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, those listed under the caption “Risk Factors” in this prospectus as well as the following possibilities:

•                  national, regional and local economic conditions;

•                  consequences of any armed conflict involving, or terrorist attack against, the United States;

•                  our ability to secure adequate insurance;

•                  local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

•                  competition from other available space;

•                  whether tenants consider a property attractive;

•                  the financial condition of our tenants, including the extent of tenant or other party bankruptcies or defaults;

•                  whether we are able to pass some or all of any increased operating costs through to our tenants;

•                  how well we manage our properties;

•                  the performance of our investments;

•                  fluctuations in interest rates;

•                  changes in real estate taxes and other expenses;

•                  changes in market rental rates;

•                  the timing and costs associated with property improvements and rentals;

•                  changes in taxation or zoning laws;

•                  government regulation;

•                  Vornado Realty Trust’s failure to continue to qualify as a real estate investment trust;

•                  availability of financing on acceptable terms or at all;

•                  potential liability under environmental or other laws or regulations; and

•                  general competitive factors.

Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these items are beyond our ability to control or predict.  For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus or, if applicable, the date of the applicable document incorporated by reference.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.  For more information on the uncertainty of forward-looking statements, see “Risk Factors” in this prospectus.

RISK FACTORS

An investment in our common shares involves risks.  You should carefully consider, among other factors, the matters described below before deciding to purchase our common shares.

Real Estate Investments’ Value and Income Fluctuate Due to Various Factors.

The value of real estate fluctuates depending on conditions in the general economy and the real estate business.  These conditions may also limit our revenues and available cash.

The factors that affect the value of our real estate include, among other things:

•                  national, regional and local economic conditions;

•                  consequences of any armed conflict involving, or terrorist attack against, the United States;

•                  our ability to secure adequate insurance;

•                  local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

•                  competition from other available space;

•                  whether tenants consider a property attractive;

•                  the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

•                  whether we are able to pass some or all of any increased operating costs through to tenants;

•                  how well we manage our properties;

•                  fluctuations in interest rates;

•                  changes in real estate taxes and other expenses;

•                  changes in market rental rates;

•                  the timing and costs associated with property improvements and rentals;

•                  changes in taxation or zoning laws;

•                  government regulation;

•                  Vornado Realty Trust’s failure to continue to qualify as a real estate investment trust;

•                  availability of financing on acceptable terms or at all;

•                  potential liability under environmental or other laws or regulations; and

•                  general competitive factors.

The rents we receive and the occupancy levels at our properties may decline as a result of adverse changes in any of these factors.  If our rental revenues decline, we generally would expect to have less cash available to pay our indebtedness and distribute to our shareholders.  In addition, some of our major expenses, including mortgage payments, real estate taxes and maintenance costs, generally do not decline when the related rents decline.

We depend on leasing space to tenants on economically favorable terms and collecting rent from our tenants, who may not be able to pay.

Our financial results depend significantly on leasing space in our properties to tenants on economically favorable terms.  In addition, because a substantial majority of our income comes from renting of real property, our income, funds available to pay indebtedness and funds available for distribution to our shareholders will decrease if a significant number of our tenants cannot pay their rent.  If a tenant does not pay its rent, we might not be able to enforce our rights as landlord without delays and might incur substantial legal costs.  For information regarding the bankruptcy of our tenants, see “—Bankruptcy or insolvency of tenants may decrease our revenues and available cash” below.

Bankruptcy or insolvency of tenants may decrease our revenues and available cash.

A number of companies, including some of our tenants, have declared bankruptcy in recent years, and other tenants may declare bankruptcy or become insolvent in the future.  If a major tenant declares bankruptcy or becomes insolvent, the rental property where it leases space may have lower revenues and operational difficulties, and, in the case of our shopping centers, we may have difficulty leasing the remainder of the affected property.  Our leases generally do not contain restrictions designed to ensure the creditworthiness of our tenants.  As a result, the bankruptcy or insolvency of a major tenant could result in a lower level of funds from operations available for distribution to our shareholders or the payment of our indebtedness.

Real estate is a competitive business.

Our business segments – Office, Retail, Merchandise Mart Properties, Temperature Controlled Logistics, and Other operate in highly competitive environments.  We have a large concentration of properties in the New York City metropolitan area and in the Washington, D.C. and Northern Virginia area.  We compete with a large number of real estate property owners and developers.  Principal factors of competition are rent charged, attractiveness of location, the quality of the property and breadth and quality of services provided.  Our success depends upon, among other factors, trends of the national and local economies, financial condition and operating results of current and prospective tenants and customers, availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation and population trends.

We may incur costs to comply with environmental laws.

Our operations and properties are subject to various federal, state and local laws and regulations concerning the protection of the environment including air and water quality, hazardous or toxic substances and health and safety.  Under certain of these environmental laws a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property.  The owner or operator may also be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by those parties because of the contamination.  These laws often impose liability without regard to whether the owner or operator knew of the release of the substances or caused the release.  The presence of contamination or the failure to remediate contamination may impair our ability to sell or lease real estate or to borrow using the real estate as collateral.  Other laws and regulations govern indoor and outdoor air quality including those that can require the abatement or removal of asbestos-containing materials in the event of damage, demolition, renovation or remodeling and also govern emissions of and exposure to asbestos fibers in the air.  The maintenance and removal of lead paint and certain electrical equipment containing polychlorinated biphenyls (PCBs) and underground storage tanks are also regulated by federal and state laws.  We could incur fines for environmental compliance and be held liable for the costs of remedial action with respect to the foregoing regulated substances or tanks or related claims arising out of environmental contamination or exposure at or from our properties.

Each of our properties has been subjected to varying degrees of environmental assessment at various times.  The environmental assessments did not reveal any environmental condition material to our business.  However, identification of new compliance concerns or undiscovered areas of contamination, changes in the extent or known scope of contamination, discovery of additional sites, human exposure to the contamination or changes in cleanup or compliance requirements could result in significant costs to us.

Some of our potential losses may not be covered by insurance.

We carry comprehensive liability and all risk property insurance ((i) fire, (ii) flood, (iii) extended coverage, (iv) “acts of terrorism” as defined in the Terrorism Risk Insurance Act of 2002 which expires in 2005 and (v) rental loss insurance) with respect to our assets.  Below is a summary of the all risk property insurance and terrorism risk insurance for each of our business segments:

	Coverage Per Occurrence
	All Risk(1)	Sub-limits for Acts of Terrorism

New York Office	$1,400,000,000	$750,000,000
CESCR Office	$1,400,000,000	$750,000,000
Retail	$500,000,000	$500,000,000
Merchandise Mart	$1,400,000,000	$750,000,000
Temperature Controlled Logistics	$225,000,000	$225,000,000

(1) Limited as to terrorism insurance by the sub-limit shown in the adjacent column.

In addition to the coverage above, we carry lesser amounts of coverage for terrorist acts not covered by the Terrorism Risk Insurance Act of 2002.  To the extent that we incur losses in excess of our insurance coverage, these losses would be borne by us and could be material.

Our debt instruments, consisting of mortgage loans secured by our properties (which are generally non-recourse to us), Vornado Realty L.P.’s senior unsecured notes due 2007, 2009 and 2010, exchangeable senior debentures due 2025 and our revolving credit agreement, contain customary covenants requiring us to maintain insurance.  Although we believe that we have adequate insurance coverage under these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future.  Further, if lenders insist on greater coverage than we are able to obtain, or if the Terrorism Risk Insurance Act of 2002 is not extended, it could adversely affect our ability to finance and/or refinance our properties and expand our portfolio.

Our Investments Are Concentrated in the New York City/New Jersey and Washington D.C. Metropolitan Areas.  Circumstances Affecting These Areas Generally Could Adversely Affect Our Business.

A significant proportion of our properties are in the New York City/New Jersey and Washington, D.C. metropolitan areas and are affected by the economic cycles and risks inherent to those regions.

During 2004, 64.2% of our EBITDA, excluding items that affect comparability came from properties located in New Jersey and the New York City and Washington, D.C. metropolitan areas.  In addition, we may continue to concentrate a significant portion of our future acquisitions in New Jersey and the New York City and Washington, D.C. metropolitan areas.  Like other real estate markets, the real estate markets in these areas have experienced economic downturns in the past, and we cannot predict how economic conditions will impact these markets in both the short and long term.  Declines in the economy or a decline in the real estate markets in these areas could hurt our financial performance and the value of our properties.  The factors affecting economic conditions in these regions include:

•                  space needs of the United States Government including the effect of base closures and repositioning under the Defense Base Closure and Realignment Act of 1990, as amended;

•                  business layoffs or downsizing;

•                  industry slowdowns;

•                  relocations of businesses;

•                  changing demographics;

•                  increased telecommuting and use of alternative work places;

•                  financial performance and productivity of the publishing, advertising, financial, technology, retail, insurance and real estate industries;

•                  infrastructure quality; and

•                  any oversupply of or reduced demand for real estate.

It is impossible for us to assess the future effects of the current uncertain trends in the economic and investment climates of the New York City/New Jersey and Washington, D.C. regions, and more generally of the United States, or the real estate markets in these areas.  If these conditions persist or if any local, national or global economic recovery is of a short term, businesses and future profitability may be adversely affected.

Terrorist attacks such as those of September 11, 2001 in New York City and the Washington, D.C. area may adversely affect the value of our properties and our ability to generate cash flow.

We have significant investments in large metropolitan areas, including the New York/New Jersey, Washington, D.C. and Chicago metropolitan areas.  In the aftermath of the terrorist attacks, tenants in these areas may choose to relocate their business to less populated, lower-profile areas of the United States that may be perceived to be less likely targets of future terrorist activity.  This in turn would trigger a decrease in the demand for space in these areas, which could increase vacancies in our properties and force us to lease our properties on less favorable terms.  As a result, the value of our properties and the level of our revenues could decline materially.

We May Acquire or Sell Additional Assets or Develop Additional Properties.  Our Failure or Inability to Consummate These Transactions or Manage the Results of These Transactions Could Adversely Affect Our Operations and Financial Results.

We have grown rapidly through acquisitions.  We may not be able to maintain this rapid growth and our failure to do so could adversely affect our stock price.

We have experienced rapid growth in recent years, increasing our total assets from approximately $565 million at December 31, 1996 to approximately $11.6 billion at December 31, 2004.  We may not be able to maintain a similar rate of growth in the future or manage our growth effectively.  Our failure to do so may have a material adverse effect on our financial condition and results of operations and ability to pay dividends to our shareholders.

We may acquire or develop new properties and this may create risks.

We may acquire or develop properties or acquire other real estate companies when we believe that an acquisition or development is consistent with our business strategies.  We may not, however, succeed in consummating desired acquisitions or in completing developments on time or within budget.  We also may not succeed in leasing newly developed or acquired properties at rents sufficient to cover their costs of acquisition or development and operations.  Difficulties in integrating acquisitions may prove costly or time-consuming and could divert management’s attention.

It may be difficult to buy and sell real estate quickly.

Real estate investments are relatively difficult to buy and sell quickly.  Consequently, we may have limited ability to vary our portfolio promptly in response to changes in economic or other conditions.

We may not be permitted to dispose of certain properties or pay down the debt associated with those properties when we might otherwise desire to do so without incurring additional costs.

As part of an acquisition of a property, including our January 1, 2002, acquisition of Charles E. Smith Commercial Realty L.P.’s 13.0 million square foot portfolio, we may agree, and in the case of Charles E. Smith Commercial Realty L.P. did agree, with the seller that we will not dispose of the acquired properties or reduce the mortgage indebtedness on them for significant periods of time unless we pay certain of the resulting tax costs of the seller.  These agreements could result in our holding on to properties that we would otherwise sell and not pay down or refinance indebtedness that we would otherwise pay down or refinance.

On January 1, 2002, we completed the acquisition of the 66% interest in Charles E. Smith Commercial Realty L.P. that we did not previously own.  The terms of the merger restrict our ability to sell or otherwise dispose of, or to finance or refinance, the properties formerly owned by Charles E. Smith Commercial Realty L.P., which could result in our inability to sell these properties at an opportune time and increased costs to us.

Subject to limited exceptions, we are restricted from selling or otherwise transferring or disposing of certain properties located in the Crystal City area of Arlington, Virginia or an interest in our division that manages the majority of our office properties in the Washington, D.C. metropolitan area, which we refer to as the CESCR Division, for a period of 12 years with respect to certain properties located in the Crystal City area of Arlington, Virginia or six years with respect to an interest in the CESCR Division.  These restrictions, which currently cover approximately 13.0 million square feet of space, could result in our inability to sell these properties or an interest in the CESCR Division at an opportune time and increase costs to us.

From time to time we make investments in companies that we do not control. Some of these companies operate in industries that differ from our current operations, with different risks than investing in real estate.

From time to time we make debt or equity investments in other companies that we may not control or over which we may not have sole control.  These investments include:  a 33% interest in Alexander’s, Inc.; a 22.5% interest in The Newkirk Master Limited Partnership; a 12.25% interest in GMH Communities L.P.; a 1.7% common equity interest in Sears Holdings Corporation; and mezzanine investments in other real estate related companies.  In addition, on July 21, 2005, a joint venture that we own equally with Bain Capital and Kohlberg Kravis Roberts & Co. acquired Toys “R” Us, Inc.  Although they generally have a significant real estate component, several of these entities operate in businesses that are different from our line of business.  Consequently, our investment in these businesses, among other risks, subjects us to the operating and financial risks of industries other than real estate as well as not being able to solely control the operations of these businesses.  From time to time we may (or may seek to) make additional investments in or acquire other entities that may subject us to additional similar risks.

Our Organizational and Financial Structure Gives Rise to Operational and Financial Risks.

We May Not Be Able to Obtain Capital to Make Investments.

We depend primarily on external financing to fund the growth of our business.  This is because one of the requirements of the Internal Revenue Code of 1986, as amended, for a REIT is that it distribute 90% of its net taxable income, excluding net capital gains, to its shareholders (there is a separate requirement to distribute net capital gains or pay a corporate level tax in lieu thereof).  Our access to debt or equity financing depends on the willingness of third parties to lend or make equity investments and on conditions in the capital markets generally.  We and other companies in the real estate industry have experienced limited availability of financing from time to time.  Although we believe that we will be able to finance any investments we may wish to make in the foreseeable future, new financing may not be available on acceptable terms.

For information about our available sources of funds, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our annual report on Form 10-K/A for the year ended December 31, 2004 and quarterly report on Form 10-Q/A for the quarter ended March 31, 2005 and the notes to the consolidated financial statements in the same reports.

Vornado Realty Trust depends on its direct and indirect subsidiaries’ dividends and distributions, and these subsidiaries’ creditors and preferred security holders are entitled to payment of amounts payable to them by the subsidiaries before the subsidiaries may pay any dividends or distributions to Vornado Realty Trust.

Substantially all of Vornado Realty Trust’s assets are held through its Operating Partnership which holds substantially all of its properties and assets through subsidiaries.  The Operating Partnership therefore depends for substantially all of its cash flow on cash distributions to it by its subsidiaries, and Vornado Realty Trust in turn depends for substantially all of its cash flow on cash distributions to it by the Operating Partnership.  The creditors of each of Vornado Realty Trust’s direct and indirect subsidiaries are entitled to payment of that subsidiary’s obligations to them, when due and payable, before distributions may be made by that subsidiary to its equity holders.  Thus, the Operating Partnership’s ability to make distributions to holders of units depends on its subsidiaries’ ability first to satisfy their obligations to their creditors and then to make distributions to the Operating Partnership.  Likewise, Vornado Realty Trust’s ability to pay dividends to holders of common and preferred shares depends on the Operating Partnership’s ability first to satisfy its obligations to its creditors and make distributions payable to holders of preferred units and then to make distributions to Vornado Realty Trust.

Furthermore, the holders of preferred units of the Operating Partnership are entitled to receive preferred distributions before payment of distributions to holders of common units of the Operating Partnership, including Vornado Realty Trust.  Thus, Vornado Realty Trust’s ability to pay dividends to holders of its shares and satisfy its debt obligations depends on the Operating Partnership’s ability first to satisfy its obligations to its creditors and make distributions payable to holders of preferred units and then to make distributions to Vornado Realty Trust.  There are currently 14 series of preferred units of the Operating Partnership not held by Vornado Realty Trust that have preference over Vornado Realty Trust common shares.  The total liquidation value of these 14 series of preferred units is approximately $916,335,000.

In addition, Vornado Realty Trust’s participation in any distribution of the assets of any of its direct or indirect subsidiaries upon the liquidation, reorganization or insolvency of the subsidiary, is only after the claims of the creditors, including trade creditors, and preferred security holders, if any, of the subsidiary are satisfied.

We have indebtedness, and this indebtedness may increase.

As of June 30, 2005, we had approximately $5.964 billion in total debt outstanding.  Our ratio of total debt to total enterprise value was approximately 34%.  When we say “enterprise value” in the preceding sentence, we mean market equity value of Vornado Realty Trust plus debt less cash.  In the future, we may incur additional debt, and thus increase our ratio of total debt to total enterprise value, to finance acquisitions or property developments.

Vornado Realty Trust might fail to qualify or remain qualified as a REIT.

Although we believe that we will remain organized and will continue to operate so as to qualify as a REIT for federal income tax purposes, we might fail to remain qualified in this way.  Qualification as a REIT for federal income tax purposes is governed by highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial or administrative interpretations.  Our qualification as a REIT also depends on various facts and circumstances that are not entirely within our control. In addition, legislation, new regulations, administrative interpretations or court decisions might significantly change the tax laws with respect to the requirements for qualification as a REIT or the federal income tax consequences of qualification as a REIT.

If, with respect to any taxable year, Vornado Realty Trust fails to maintain its qualification as a REIT and does not qualify under statutory relief provisions, it could not deduct distributions to shareholders in computing its taxable income and would have to pay federal income tax on its taxable income at regular corporate rates.  The federal income tax payable would include any applicable alternative minimum tax.  If Vornado Realty Trust had to pay federal income tax, the amount of money available to distribute to shareholders and pay its indebtedness would be reduced for the year or years involved, and Vornado Realty Trust would no longer be required to distribute money to shareholders.  In addition, Vornado Realty Trust would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost, unless it was entitled to relief under the relevant statutory provisions.  Although Vornado Realty Trust currently intends to operate in a manner designed to allow it to qualify as a REIT, future economic, market, legal, tax or other considerations may cause it to revoke the REIT election or fail to qualify as a REIT.

Loss of our key personnel could harm our operations and adversely affect the value of our common shares.

We are dependent on the efforts of Steven Roth, the Chairman of the Board of Trustees and Chief Executive Officer of Vornado Realty Trust, and Michael D. Fascitelli, the President of Vornado Realty Trust. While we believe that we could find replacements for these key personnel, the loss of their services could harm our operations and adversely affect the value of our common shares.

Vornado Realty Trust’s charter documents and applicable law may hinder any attempt to acquire us.

Generally, for Vornado Realty Trust to maintain its qualification as a REIT under the Internal Revenue Code, not more than 50% in value of the outstanding shares of beneficial interest of Vornado Realty Trust may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of Vornado Realty Trust’s taxable year.  The Internal Revenue Code defines “individuals” for purposes of the requirement described in the preceding sentence to include some types of entities.  Under Vornado Realty Trust’s Amended and Restated Declaration of Trust, as amended, no person may own more than 6.7% of the outstanding common shares or 9.9% of the outstanding preferred shares, with some exceptions for persons who held common shares in excess of the 6.7% limit before Vornado Realty Trust adopted the limit and other persons approved by Vornado Realty Trust’s Board of Trustees.  These restrictions on transferability and ownership may delay, deter or prevent a change in control of Vornado Realty Trust or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders.  We refer to Vornado Realty Trust’s Amended and Restated Declaration of Trust, as amended, as the “declaration of trust.”

Vornado Realty Trust’s Board of Trustees is divided into three classes of trustees.  Trustees of each class are chosen for three-year staggered terms. Staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of Vornado Realty Trust, even though a tender offer or change in control might be in the best interest of Vornado Realty Trust’s shareholders.

Vornado Realty Trust’s declaration of trust authorizes the Board of Trustees to:

•                  cause Vornado Realty Trust to issue additional authorized but unissued common shares or preferred shares;

•                  classify or reclassify, in one or more series, any unissued preferred shares;

•                  set the preferences, rights and other terms of any classified or reclassified shares that Vornado Realty Trust issues; and

•                  increase, without shareholder approval, the number of shares of beneficial interest that Vornado Realty Trust may issue.

The Board of Trustees could establish a series of preferred shares whose terms could delay, deter or prevent a change in control of Vornado Realty Trust or other transaction that might involve a premium price or otherwise be in the best interest of Vornado Realty Trust’s shareholders, although the Board of Trustees does not now intend to establish a series of preferred shares of this kind. Vornado Realty Trust’s declaration of trust and bylaws contain other provisions that may delay, deter or prevent a change in control of Vornado Realty Trust or other transaction that might involve a premium price or otherwise be in the best interest of our shareholders.

Under the Maryland General Corporation Law, as amended, which we refer to as the “MGCL,” as applicable to real estate investment trusts, certain “business combinations,” including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities, between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust’s shares or an affiliate or an associate, as defined in the MGCL, of the trust who, at any time within the two-year period before the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of beneficial interest of the trust, which we refer to as an “interested shareholder,” or an affiliate of the interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder.  After that five-year period, any business combination of these kinds must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom, or with whose affiliate, the business combination is to be effected, unless, among other conditions, the trust’s common shareholders receive a minimum price, as defined in the MGCL, for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its common shares.  The provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the applicable trust before the interested shareholder becomes an interested shareholder, and a person is not an interested shareholder if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder.  In approving a transaction, the board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.  Vornado Realty Trust’s board has adopted a resolution exempting any business combination between any trustee or officer of Vornado Realty Trust, or their affiliates, and Vornado Realty Trust.  As a result, the trustees and officers of Vornado Realty Trust and their affiliates may be able to enter into business combinations with Vornado Realty Trust which may not be in the best interest of shareholders.  With respect to business combinations with other persons, the business combination provisions of the MGCL may have the effect of delaying, deferring or preventing a change in control of Vornado Realty Trust or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders.  The business combination statute may discourage others from trying to acquire control of Vornado Realty Trust and increase the difficulty of consummating any offer.

Our Ownership Structure and Related-Party Transactions May Give Rise to Conflicts of Interest.

Steven Roth and Interstate Properties may exercise substantial influence over us.  They and some of our other trustees and officers have interests or positions in other entities that may compete with us.

As of June 30, 2005, Interstate Properties, a New Jersey general partnership, and its partners owned approximately 13.5% of the common shares of Vornado Realty Trust and approximately 27.7% of the common stock of Alexander’s, Inc.  Steven Roth, David Mandelbaum and Russell B. Wight, Jr. are the three partners of Interstate Properties.  Mr. Roth is the Chairman of the Board and Chief Executive Officer of Vornado Realty Trust, the managing general partner of Interstate Properties and the Chief Executive Officer and a director of Alexander’s.  Mr. Wight is a trustee of Vornado Realty Trust and is also a director of Alexander’s.  Mr. Mandelbaum is a trustee of Vornado Realty Trust and is also a director of Alexander’s.

As of June 30, 2005, Vornado Realty L.P., our operating partnership, owned 33% of the outstanding common stock of Alexander’s.  Alexander’s is a REIT engaged in leasing, managing, developing and redeveloping properties, focusing primarily on the locations where its department stores operated before they ceased operations in 1992.  Alexander’s has six properties, which are located in the New York City metropolitan area.  Mr. Roth and Mr. Fascitelli, the President and a trustee of Vornado Realty Trust, are directors of Alexander’s. Messrs. Mandelbaum, West and Wight are trustees of Vornado Realty Trust and are also directors of Alexander’s.

Because of these overlapping interests, Mr. Roth and Interstate Properties and its partners may have substantial influence over Vornado Realty Trust and Alexander’s and on the outcome of any matters submitted to Vornado Realty Trust or Alexander’s shareholders for approval.  In addition, certain decisions concerning our operations or financial structure may present conflicts of interest among Messrs. Roth, Mandelbaum and Wight and Interstate Properties and our other equity or debt holders.  In addition, Mr. Roth and Interstate Properties and its partners currently and may in the future engage in a wide variety of activities in the real estate business which may result in conflicts of interest with respect to matters affecting us or Alexander’s, such as which of these entities or persons, if any, may take advantage of potential business opportunities, the business focus of these entities, the types of properties and geographic locations in which these entities make investments, potential competition between business activities conducted, or sought to be conducted, by us, Interstate Properties and Alexander’s, competition for properties and tenants, possible corporate transactions such as acquisitions and other strategic decisions affecting the future of these entities.

Vornado Realty Trust currently manages and leases the real estate assets of Interstate Properties under a management agreement for which it receives an annual fee equal to 4% of base rent and percentage rent and certain other commissions.  The management agreement has a term of one year and is automatically renewable unless terminated by either of the parties on 60 days’ notice at the end of the term.  Vornado Realty Trust earned $726,000, $703,000 and $747,000 of management fees under the management agreement for the years ended December 31, 2004, 2003 and 2002 and $183,000 for the three months ended March 31, 2005.  Because Vornado Realty Trust and Interstate Properties are controlled by the same persons, as described above, the terms of the management agreement and any future agreements between Vornado Realty Trust and Interstate Properties may not be comparable to those Vornado Realty Trust could have negotiated with an unaffiliated third party.

There may be conflicts of interest between Alexander’s and us.

As of June 30, 2005, the Operating Partnership owned 33% of the outstanding common stock of Alexander’s.  Alexander’s is a REIT engaged in leasing, managing, developing and redeveloping properties, focusing primarily on the locations where its department stores operated before they ceased operations in 1992.  Alexander’s has six properties.  Interstate Properties, which is further described above, and its partners owned an additional 27.7% of the outstanding common stock of Alexander’s, as of September 30, 2004.  Mr. Roth, Chairman of the Board and Chief Executive Officer of Vornado Realty Trust, is Chief Executive Officer, a director of Alexander’s and managing general partner of Interstate, and Mr. Fascitelli, President and a trustee of Vornado Realty Trust, is President and a director of Alexander’s.  Messrs. Mandelbaum, West and Wight, trustees of the Company, are also directors of Alexander’s and general partners of Interstate.  Alexander’s common stock is listed on the New York Stock Exchange under the symbol “ALX.”

At June 30, 2005, the Operating Partnership had loans receivable from Alexander’s of $124,000,000 at an interest rate of 9.0%, including $29,000,000 drawn under a $50,000,000 line of credit.  The maturity date of the loans is the earlier of January 3, 2006 or the date that Alexander’s Lexington Avenue construction loan is repaid fully.  The Operating Partnership manages, develops and leases the Alexander’s properties under management and development agreements and leasing agreements under which the Operating Partnership receives annual fees from Alexander’s.  These agreements have a one-year term expiring in March of each year, except that the Lexington Avenue management and development agreements have a term lasting until substantial completion of development of the Lexington Avenue property, and are all automatically renewable.  Because Vornado Realty Trust and Alexander’s share common senior management and because a majority of the trustees of Vornado Realty Trust also constitute the majority of the directors of Alexander’s, the terms of the foregoing agreements and any future agreements between us and Alexander’s may not be comparable to those we could have negotiated with an unaffiliated third party.

For a description of Interstate Properties’ ownership of Vornado Realty Trust and Alexander’s, see “Steven Roth and Interstate Properties may exercise substantial influence over us.  They and some of our other trustees and officers have interests or positions in other entities that may compete with us” above.

The Number of Shares of Vornado Realty Trust and the Market for Those Shares Give Rise to Various Risks.

Vornado Realty Trust has many shares available for future sale, which could hurt the market price of its shares.

As of June 30, 2005, we had authorized but unissued, 69,191,435 common shares of beneficial interest, $.04 par value, and 81,110,600 preferred shares of beneficial interest, no par value, of which 40,081,264 preferred shares have not been reserved and remain available for issuance as a newly-designated class of preferred.  We may issue these authorized but unissued shares from time to time in public or private offerings or in connection with acquisitions.

In addition, as of June 30, 2005, 22,374,844 Vornado Realty Trust common shares were reserved for issuance upon redemption of Operating Partnership common units (including, without limitation, the shares covered by this prospectus).  Some of these shares may be sold in the public market after registration under the Securities Act under registration rights agreements between Vornado Realty Trust and some holders of common units of the Operating Partnership.  These shares may also be sold in the public market under Rule 144 under the Securities Act or other available exemptions from registration.  In addition, Vornado Realty Trust has reserved a number of common shares for issuance under its employee benefit plans, and these common shares will be available for sale from time to time.  Vornado Realty Trust has awarded shares of restricted stock and granted options to purchase additional common shares to some of its executive officers and employees.

We cannot predict the effect that future sales of our common shares, preferred shares or Operating Partnership common units, or the perception that sales of common shares, preferred or Operating Partnership common units could occur, will have on the market prices for Vornado Realty Trust’s shares.

Changes in market conditions could hurt the market price of Vornado Realty Trust’s shares.

The value of Vornado Realty Trust’s shares depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of Vornado Realty Trust’s shares are the following:

•                  the extent of institutional investor interest in us;

•                  the reputation of REITs generally and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate companies, and fixed income securities;

•                  our financial condition and performance; and

•                  general financial market conditions.

The stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies.

Increased market interest rates may hurt the value of Vornado Realty Trust’s shares.

We believe that investors consider the distribution rate on REIT shares, expressed as a percentage of the price of the shares, relative to market interest rates as an important factor in deciding whether to buy or sell the shares.  If market interest rates go up, prospective purchasers of REIT shares may expect a higher distribution rate.  Higher interest rates would likely increase our borrowing costs and might decrease funds available for distribution.  Thus, higher market interest rates could cause the market price of Vornado Realty Trust’s shares to decline.

VORNADO REALTY TRUST

Vornado Realty Trust is a fully integrated real estate investment trust organized under the laws of Maryland.  Vornado conducts its business through, and substantially all of its interests in properties are held by, Vornado Realty L.P.  Vornado Realty Trust is the sole general partner of, and owned approximately 88.4% of the common limited partnership interest in, Vornado Realty L.P. as of June 30, 2005.

Vornado Realty Trust, through Vornado Realty L.P., currently owns directly or indirectly:

•                  Office Properties:

•                  all or portions of 85 office properties aggregating approximately 27.1 million square feet in the New York City metropolitan area (primarily Manhattan) and in the Washington, D.C. and Northern Virginia area;

•                   Retail Properties:

•                  96 retail center properties in seven states and Puerto Rico aggregating approximately 14.4 million square feet, including 2.8 million square feet built by tenants on land leased from Vornado;

•                   Merchandise Mart Properties:

•                  9.0 million square feet of showroom and office space, including the 3.4 million square foot Merchandise Mart in Chicago;

•                   Temperature Controlled Logistics:

•                  a 47.6% interest AmeriCold Realty Trust, which owns and operates 85 cold storage warehouses nationwide;

•                   Other Real Estate Investments:

•                  33% of the outstanding common stock of Alexander’s, Inc.;

•                  the Hotel Pennsylvania in New York City consisting of a hotel portion containing 1 million square feet with 1,700 rooms and a commercial portion containing 0.4 million square feet of retail and office space;

•                  a 22.5% interest in The Newkirk Master Limited Partnership, which owns office, retail and industrial properties and various debt interests in those properties;

•                  seven dry warehouse/industrial properties in New Jersey containing approximately 1.7 million square feet;

•                  loans secured by real estate and loans to real estate companies; and

•                  other investments and marketable securities, including 12.22% interest in GMH Communities L.P. (a student and military housing REIT), and 2,763,000 shares of Sears Holding Corporation.

Our principal executive offices are located at 888 Seventh Avenue, New York, New York 10019, and our telephone number is (212) 894-7000.

USE OF PROCEEDS

All of the Common Shares are being offered by the Selling Shareholders. We will not receive any proceeds from the sale of the Common Shares but will acquire units in Vornado Realty L.P. in exchange for any Common Shares that we may issue to a redeeming Unit holder.

SELLING SHAREHOLDERS

The following table sets forth the names of the Selling Shareholders, the total number of Common Shares beneficially owned by them as of June 30, 2005, the total number of Common Shares offered by the Selling Shareholders and the total number and percentage of outstanding Common Shares that will be beneficially owned by the Selling Shareholders upon completion of the offering.  The table assumes that Units held by Selling Shareholders have been redeemed for Common Shares.  In addition, since the Selling Shareholders may sell all, some or none of their Common Shares, the table assumes that the Selling Shareholders are offering, and will sell, all of the Common Shares to which this Prospectus relates.

Name of Selling Shareholders (1)	Common Shares Beneficially Owned	Common Shares Offered	Common Shares Beneficially Owned, Assuming the Sale of all Common Shares Offered	Percentage of Outstanding Common Shares Beneficially Owned, Assuming the Sale of all Common Shares Offered
Robert H. Smith (2)(3)(4)	1,872,193	1,872,193	0		*
Robert P. Kogod (3)(4)(5)	1,796,063	1,559,689	236,374		*
Clarice Smith (2)(4)(6)	496,594	496,594	0		*
Arlene Kogod (4)(5)	440,148	44,107	396,041		*

*less than 1%

(1)      Clarice Smith is the wife of Robert H. Smith and Arlene Kogod is the wife of Robert P. Kogod.  Mrs. Kogod is also the sister of Mr. Smith.  The beneficial ownership information contained in this table for any individual Selling Shareholder does not include the beneficial ownership of his or her spouse (which is also set forth next to that person’s name in the table) except to the extent that such person and his or her spouse beneficially own Common Shares or Units in common or through a jointly held entity as described below.  Except to the extent of such joint ownership, each Selling Shareholder disclaims beneficial ownership over any Common Shares or Units beneficially owned by his or her spouse.  In addition, the beneficial ownership information set forth in this table does not reflect the beneficial ownership of any Selling Shareholder’s children or grandchildren which ownership is not reflected in this table.  The children and/or grandchildren of Robert H. Smith and Clarice Smith beneficially own in the aggregate 694,917 Common Shares or Units that may be redeemed for Common Shares.  The children and/or grandchildren of Robert P. Kogod and Arlene Kogod beneficially own in the aggregate 989,127 Common Shares or Units that may be redeemed for Common Shares.  Each Selling Shareholder disclaims beneficial ownership of the Common Shares or Units beneficially owned by his or her children and/or grandchildren.

(2)      Includes 1,032,311 Common Shares that may be issued upon the redemption of 1,032,311 Units that are currently held by RCS I LLC and 204,989 Common Shares that may be issued upon the redemption of 204,989 Units currently held by RCS II LLC.  Mr. and Mrs. Smith share beneficial ownership of these two entities and of the underlying Common Shares and Units.  Beneficial ownership with respect to these Common Shares is presented based upon each Selling Shareholder’s proportionate ownership interest in such entity.

(3)      Includes 5,930 Common Shares with respect to which the beneficial ownership is shared by Mr. Smith and Mr. Kogod through their shared ownership of three different entities.  These joint holdings are owned in the following entities:  three Common Shares by Park Four, Inc.; 3,714 Common Shares by CESC Downtown Member, Inc.; and 2,213 Common Shares held by Gateway III Inc.  Beneficial ownership with respect to these Common Shares is presented based upon each Selling Shareholder’s proportionate ownership interest in such entities.

(4)      Includes 34,717 Common Shares that are held through 1730 M Street Associates Limited Partnership.  The general partner of 1730 M Street Associates Limited Partnership is 1730 M Street Corporation.  Mr. Smith and Mr. Kogod each own 25% of that general partnership.  The remaining interest in the general partner is held by persons who are not Selling Shareholders.  In addition, each of Mr. Smith, Mr. Kogod, Mrs. Smith and Mrs. Kogod is a limited partner in 1730 M Street Associates Limited Partnership.  Beneficial ownership with respect to the Common Shares held by the limited partnership is presented as if each of Mr. Smith and Mr. Kogod owned 50% of the Common Shares held by the limited partnership.  If the information were presented based upon percentage ownership of limited partnership interests in the limited partnership, Mr. Smith, Mr. Kogod, Mrs. Smith and Mrs. Kogod would own 8,605, 7,102, 1,359 and 296 Common Shares, respectively.  Each of the Selling Shareholders disclaims beneficial ownership of the Common Shares held by the limited partnership except to the extent of such pecuniary interest.

(5)      Includes 772,141 Common Shares that may be issued upon the redemption of 772,141 Units that are currently held by RAK I LLC and 190,486 Common Shares that may be issued upon the redemption of 190,486 Units currently held by RAK II LLC of which only 165,149 Units are included in this offering.  Mr. and Mrs. Kogod share beneficial ownership of these two entities and of the underlying Common Shares and Units.  Beneficial ownership with respect to these Common Shares is presented based upon each Selling Shareholder’s proportionate ownership interest in such entities.

(6)      Includes 5,330 Common Shares that may be issued upon the redemption of 5,330 Units that are currently held by MC Associates and 115,039 Common Shares that may be issued upon the redemption of 115,039 Units currently held by MC II Associates LLC.  Mrs. Smith and other partners (not including other Selling Shareholders) share beneficial ownership of such Common Shares and Units.  Beneficial ownership with respect to these Common Shares and Units is presented as if Mrs. Smith owned all such Common Shares and Units although Mrs. Smith disclaims beneficial ownership expect to the extent of her pecuniary interest in such securities.

Certain Relationships

Robert H. Smith and Robert P. Kogod are members of Vornado’s Board of Trustees.  In addition, Mr. Smith is Chairman of Charles E. Smith Commercial Realty.  Previously, Mr. Smith was Co-Chief Executive Officer and Co-Chairman of the Board of Directors of Charles E. Smith Realty L.P. and Mr. Kogod was Co-Chief Executive Officer and Co-Chairman of the Board of Directors of Charles E. Smith Realty L.P.  Arlene Kogod is the wife of Mr. Kogod.  Clarice Smith is the wife of Mr. Smith.  Arlene Kogod and Robert H. Smith are siblings.

DESCRIPTION OF COMMON SHARES

The following description of the material terms of our common shares is only a summary of, and is qualified in its entirety by reference to (a) the more complete description of the common shares contained in the declaration of trust, and (b) the amended and restated bylaws.  Copies of the declaration of trust and by-laws are exhibits to the registration statement of which this prospectus is a part.  See “Available Information” for information about how to obtain copies of the declaration of trust and by-laws.

For Vornado Realty Trust to maintain its qualification as a REIT under the Internal Revenue Code, not more than 50% of the value of Vornado’s outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of a taxable year and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.  Accordingly, the declaration of trust contains provisions that restrict the ownership and transfer of shares of beneficial interest.

The declaration of trust authorizes the issuance of up to 620,000,000 shares, consisting of 200,000,000 common shares, $.04 par value per share, 110,000,000 preferred shares of beneficial interest, no par value per share, and 310,000,000 excess shares of beneficial interest, $.04 par value per share.

Of the authorized 110,000,000 preferred shares, Vornado has designated:

•                  5,789,239 as $3.25 Series A Convertible Preferred Shares;

•                  3,500,000 as Series D-1 8.5% Cumulative Redeemable Preferred Shares;

•                  549,336 as 8.375% Series D-2 Cumulative Redeemable Preferred Shares;

•                  8,000,000 as Series D-3 8.25% Cumulative Redeemable Preferred Shares;

•                  5,000,000 as Series D-4 8.25% Cumulative Redeemable Preferred Shares;

•                  7,480,000 as Series D-5 8.25% Cumulative Redeemable Preferred Shares;

•                  1,000,000 as Series D-6 8.25% Cumulative Redeemable Preferred Shares;

•                  7,200,000 as Series D-7 8.25% Cumulative Redeemable Preferred Shares;

•                  360,000 as Series D-8 8.25% Cumulative Redeemable Preferred Shares;

•                  1,800,000 as Series D-9 8.25% Cumulative Redeemable Preferred Shares;

•                  4,800,000 as Series D-10 7.00% Cumulative Redeemable Preferred Shares;

•                  2,200,000 as Series D-11 7.20% Cumulative Redeemable Preferred Shares;

•                  800,000 as Series D-12 6.55% Cumulative Redeemable Preferred Shares;

•                  3,450,000 as 7.00% Series E Cumulative Redeemable Preferred Shares;

•                  6,000,000 as 6.75% Series F Cumulative Redeemable Preferred Shares;

•                  9,200,000 as 6.625% Series G Cumulative Redeemable Preferred Shares; and

•                  4,600,000 as 6.750% Series H Cumulative Redeemable Preferred Shares.

As of June 30, 2005, 130,808,565 common shares were issued and outstanding.  No excess shares were issued and outstanding as of June 30, 2005.  The common shares of Vornado Realty Trust are listed on the NYSE under the symbol “VNO.”

As of June 30, 2005, 287,662 Series A Preferred Shares, 1,600,000 Series D-10 Preferred Shares, 3,000,000 Series E Preferred Shares, 6,000,000 Series F Preferred Shares, 8,000,000 Series G Preferred Shares and 4,500,000 Series H Preferred Shares were outstanding.  No Series D-1, Series D-2, Series D-3, Series D-4, Series D-5, Series D-6, Series D-7, Series D-8, Series D-9, Series D-11 or Series D-12 Preferred Shares were issued and outstanding as of June 30, 2005.  Shares of each of these series may be issued in the future upon redemption of preferred units of limited partnership interest of Vornado Realty L.P. of a corresponding series that were issued and outstanding as of June 30, 2005.

The preferred shares authorized by our declaration of trust may be issued from time to time in one or more series in the amounts and with the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as may be fixed by the board of trustees.  Under certain circumstances, the issuance of preferred shares could have the effect of delaying, deferring or preventing a change of control of Vornado and may adversely affect the voting and other rights of the holders of common shares.  The declaration of trust authorizes the board of trustees to classify or reclassify, in one or more series, any unissued preferred shares and to reclassify any unissued shares of any series of preferred shares by setting or changing the number of preferred shares constituting the series and the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the preferred shares.

Dividend and Voting Rights of Holders of Common Shares

The holders of Vornado common shares are entitled to receive dividends when, if and as authorized by the board of trustees and declared by Vornado out of assets legally available to pay dividends, if receipt of the dividends is in compliance with the provisions in the declaration of trust restricting the ownership and transfer of shares of beneficial interest.  However, if any preferred shares are at the time outstanding, Vornado may only pay dividends or other distributions on common shares or purchase common shares if full cumulative dividends have been paid on outstanding preferred shares and there is no arrearage in any mandatory sinking fund on outstanding preferred shares.  The terms of the series of preferred shares that are now issued and outstanding do not provide for any mandatory sinking fund.

The holders of common shares are entitled to one vote for each share on all matters on which shareholders are entitled to vote, including elections of trustees.  There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election.  The holders of common shares do not have any conversion, redemption or preemptive rights to subscribe to any securities of Vornado.  If Vornado is dissolved, liquidated or wound up, holders of common shares are entitled to share proportionally in any assets remaining after the prior rights of creditors, including holders of Vornado’s indebtedness, and the aggregate liquidation preference of any preferred shares then outstanding are satisfied in full.

The common shares have equal dividend, distribution, liquidation and other rights and have no preference, appraisal or exchange rights.  All outstanding common shares are, and any common shares offered by a prospectus supplement, upon issuance, will be, duly authorized, fully paid and non-assessable.

Restrictions on Ownership of Common Shares

The Common Shares Beneficial Ownership Limit

For Vornado to maintain its qualification as a REIT under the Internal Revenue Code, not more than 50% of the value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.  The Internal Revenue Code defines “individuals” to include some entities for purposes of the preceding sentence.  All references to a shareholder’s ownership of common shares in this section “ — The Common Shares Beneficial Ownership Limit” assume application of the applicable attribution rules of the Internal Revenue Code under which, for example, a shareholder is deemed to own shares owned by his or her spouse.

The declaration of trust contains a number of provisions that restrict the ownership and transfer of shares and are designed to safeguard Vornado against an inadvertent loss of its REIT status.  These provisions also seek to deter non-negotiated acquisitions of, and proxy fights for, us by third parties.  The declaration of trust contains a limitation that restricts, with some exceptions, shareholders from owning more than a specified percentage of the outstanding common shares.  We call this percentage the “common shares beneficial ownership limit.” The common shares beneficial ownership limit was initially set at 2.0% of the outstanding common shares.  The board of trustees subsequently adopted a resolution raising the common shares beneficial ownership limit from 2.0% to 6.7% of the outstanding common shares and has the authority to grant exemptions from the common shares beneficial ownership limit. The shareholders who owned more than 6.7% of the common shares immediately after the merger of Vornado, Inc.  into Vornado in May 1993 may continue to do so and may acquire additional common shares through stock option and similar plans or from other shareholders who owned more than 6.7% of the common shares immediately after that merger.  However, common shares cannot be transferred if, as a result, more than 50% in value of the outstanding shares of Vornado would be owned by five or fewer individuals.  While the shareholders who owned more than 6.7% of the common shares immediately after the merger of Vornado, Inc. into Vornado in May 1993 are not generally permitted to acquire additional common shares from any other source, these shareholders may acquire additional common shares from any source if Vornado issues additional common shares, up to the percentage held by them immediately before Vornado issues the additional shares.

Shareholders should be aware that events other than a purchase or other transfer of common shares can result in ownership, under the applicable attribution rules of the Internal Revenue Code, of common shares in excess of the common shares beneficial ownership limit.  For instance, if two shareholders, each of whom owns 3.5% of the outstanding common shares, were to marry, then after their marriage both shareholders would be deemed to own 7.0% of the outstanding common shares, which is in excess of the common shares beneficial ownership limit.  Similarly, if a shareholder who owns 4.9% of the outstanding common shares were to purchase a 50% interest in a corporation which owns 4.8% of the outstanding common shares, then the shareholder would be deemed to own 7.3% of the outstanding common shares.  You should consult your own tax advisors concerning the application of the attribution rules of the Internal Revenue Code in your particular circumstances.

The Constructive Ownership Limit

Under the Internal Revenue Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy.  For these purposes, a REIT is treated as owning any stock owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT.  The attribution rules of the Code applicable for these purposes are different from those applicable with respect to the common shares beneficial ownership limit.  All references to a shareholder’s ownership of common shares in this section “— The Constructive Ownership Limit” assume application of the applicable attribution rules of the Code.

In order to ensure that rental income of Vornado will not be treated as nonqualifying income under the rule described in the preceding paragraph, and thus to ensure that Vornado will not inadvertently lose its REIT status as a result of the ownership of shares by a tenant, or a person that holds an interest in a tenant, the declaration of trust contains an ownership limit that restricts, with some exceptions, shareholders from owning more than 9.9% of the outstanding shares of any class.  We refer to this 9.9% ownership limit as the “constructive ownership limit.”  The shareholders who owned shares in excess of the constructive ownership limit immediately after the merger of Vornado, Inc.  into Vornado in May 1993 generally are not subject to the constructive ownership limit.  The declaration of trust also contains restrictions that are designed to ensure that the shareholders who owned shares in excess of the constructive ownership limit immediately after the merger of Vornado, Inc.  into Vornado in May 1993 will not, in the aggregate, own a large enough interest in a tenant or subtenant of the REIT to cause rental income received, directly or indirectly, by the REIT from that tenant or subtenant to be treated as nonqualifying income for purposes of the income requirements that REITs must satisfy.  The restrictions described in the preceding sentence have an exception for tenants and subtenants from whom the REIT receives, directly or indirectly, rental income that is not in excess of a specified threshold.

Shareholders should be aware that events other than a purchase or other transfer of shares can result in ownership, under the applicable attribution rules of the Internal Revenue Code, of shares in excess of the constructive ownership limit.  As the attribution rules that apply with respect to the constructive ownership limit differ from those that apply with respect to the common shares beneficial ownership limit, the events other than a purchase or other transfer of shares which can result in share ownership in excess of the constructive ownership limit can differ from those which can result in share ownership in excess of the common shares beneficial ownership limit.  You should consult your own tax advisors concerning the application of the attribution rules of the Code in your particular circumstances.

Issuance of Excess Shares If the Ownership Limits Are Violated

The declaration of trust provides that a transfer of common shares that would otherwise result in ownership, under the applicable attribution rules of the Internal Revenue Code, of common shares in excess of the common shares beneficial ownership limit or the constructive ownership limit, or which would cause the shares of beneficial interest of Vornado to be beneficially owned by fewer than 100 persons, will have no effect and the purported transferee will acquire no rights or economic interest in the common shares.  In addition, the declaration of trust provides that common shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the common shares beneficial ownership limit or the constructive ownership limit will be automatically exchanged for excess shares.  These excess shares will be transferred, by operation of law, to Vornado as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder.  While so held in trust, excess shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by Vornado.  Any dividends or distributions received by the purported transferee or other purported holder of the excess shares before Vornado discovers the automatic exchange for excess shares must be repaid to Vornado upon demand.

If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to the excess shares, he or she may designate only a person whose ownership of the shares will not violate the common shares beneficial ownership limit or the constructive ownership limit.  When the designation is made, the excess shares will be automatically exchanged for common shares.  The declaration of trust contains provisions designed to ensure that the purported transferee or other purported holder of the excess shares may not receive, in return for transferring an interest in the trust with respect to the excess shares, an amount that reflects any appreciation in the common shares for which the excess shares were exchanged during the period that the excess shares were outstanding but will bear the burden of any decline in value during that period.  Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to Vornado.  The declaration of trust provides that Vornado, or its designee, may purchase any excess shares that have been automatically exchanged for common shares as a result of a purported transfer or other event.  The price at which Vornado, or its designee, may purchase the excess shares will be equal to the lesser of:

•                  in the case of excess shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for excess shares, or in the case of excess shares resulting from some other event, the market price of the common shares exchanged on the date of the automatic exchange for excess shares; and

•                  the market price of the common shares exchanged for the excess shares on the date that Vornado accepts the deemed offer to sell the excess shares.

Vornado’s right to buy the excess shares will exist for 90 days, beginning on the date that the automatic exchange for excess shares occurred or, if Vornado did not receive a notice concerning the purported transfer that resulted in the automatic exchange for excess shares, the date that the board of trustees determines in good faith that an exchange for excess shares has occurred.

Other Provisions Concerning the Restrictions on Ownership

Our board of trustees may exempt persons from the common shares beneficial ownership limit or the constructive ownership limit, including the limitations applicable to holders who owned in excess of 6.7% of the common shares immediately after the merger of Vornado, Inc. into Vornado in May 1993, if evidence satisfactory to the board of trustees is presented showing that the exemption will not jeopardize Vornado’s status as a REIT under the Internal Revenue Code.  No exemption to a person that is an individual for purposes of Section 542(a)(2) of the Internal Revenue Code, however, may permit the individual to have beneficial ownership in excess of 9.9% of the outstanding shares of the class.  Before granting an exemption of this kind, the board of trustees is required to obtain a ruling from the IRS and/or an opinion of counsel satisfactory to it and/or representations and undertakings from the applicant with respect to preserving the REIT status of Vornado.

The foregoing restrictions on transferability and ownership will not apply if the board of trustees determines that it is no longer in the best interests of Vornado to attempt to qualify, or to continue to qualify, as a REIT.

All persons who own, directly or by virtue of the applicable attribution rules of the Internal Revenue Code, more than 2.0% of the outstanding common shares must give a written notice to Vornado containing the information specified in the declaration of trust by January 31 of each year.  In addition, each shareholder will be required to disclose to Vornado upon demand any information that Vornado may request, in good faith, to determine Vornado’s status as a REIT or to comply with Treasury regulations promulgated under the REIT provisions of the Code.

The ownership restrictions described above may have the effect of precluding acquisition of control of Vornado unless the Vornado board determines that maintenance of REIT status is no longer in the best interests of Vornado.

Transfer Agent

The transfer agent for common shares is Wachovia Bank, N.A., Charlotte, North Carolina.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the taxation of Vornado Realty Trust and the material Federal income tax consequences to holders of the common shares for your general information only.  It is not tax advice. The tax treatment of a holder of common shares will vary depending upon the holder’s particular situation, and this discussion addresses only holders that hold common shares as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the Federal income tax laws apply, including:

•                  dealers in securities or currencies;

•                  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•                  banks;

•                  tax-exempt organizations;

•                  certain insurance companies;

•                  persons liable for the alternative minimum tax;

•                  persons that hold securities that are a hedge, that are hedged against currency risks or that are part of a straddle or conversion transaction; and

•                  U.S. shareholders whose functional currency is not the U.S. dollar.

This summary is based on the Internal Revenue Code, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling common shares, including the federal, state, local and foreign tax consequences of acquiring, owning and selling common shares in your particular circumstances and potential changes in applicable laws.

Taxation of Vornado Realty Trust as a REIT

In the opinion of Sullivan & Cromwell LLP, commencing with its taxable year ended December 31, 1993, Vornado Realty Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for taxable years ending prior to the date hereof, and Vornado Realty Trust’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code for subsequent taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court.

In providing its opinion, Sullivan & Cromwell LLP is relying,

•                  as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP by Vornado, Two Penn Plaza, REIT, Inc. and AmeriCold Realty Trust;

•                  without independent investigation, as to certain factual matters upon the statements and representations contained in the certificate provided to Sullivan & Cromwell LLP by Alexander’s; and

•                  without independent investigation, upon the opinion of Shearman & Sterling LLP concerning the qualification of Alexander’s as a REIT for each taxable year commencing with its taxable year ended December 31, 1995.

In providing its opinion regarding the qualification of Alexander’s as a REIT for Federal income tax purposes, Shearman & Sterling LLP is relying, as to certain factual matters, upon representations received from Alexander’s.

Vornado’s qualification as a REIT will depend upon the continuing satisfaction by Vornado and, given Vornado’s current ownership interest in Alexander’s, AmeriCold and Two Penn, by Alexander’s, AmeriCold and Two Penn, of the requirements of the Internal Revenue Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while Vornado intends to continue to qualify to be taxed as a REIT, the actual results of Vornado’s, Two Penn’s, AmeriCold’s or Alexander’s operations for any particular year might not satisfy these requirements. Neither Sullivan & Cromwell LLP nor Shearman & Sterling LLP will monitor the compliance of Vornado, Two Penn, AmeriCold or Alexander’s with the requirements for REIT qualification on an ongoing basis.

The sections of the Internal Revenue Code applicable to REITs are highly technical and complex. The following discussion summarizes material aspects of these sections of the Internal Revenue Code.

As a REIT, Vornado generally will not have to pay Federal corporate income taxes on its net income that it currently distributes to shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a regular corporation.

However, Vornado will have to pay Federal income tax as follows:

•                  First, Vornado will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•                  Second, under certain circumstances, Vornado may have to pay the alternative minimum tax on its items of tax preference.

•                  Third, if Vornado has (a) net income from the sale or other disposition of “foreclosure property”, as defined in the Internal Revenue Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, it will have to pay tax at the highest corporate rate on that income.

•                  Fourth, if Vornado has net income from “prohibited transactions”, as defined in the Internal Revenue Code, Vornado will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•                  Fifth, if Vornado should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “— Requirements for Qualification — Income Tests”, but has nonetheless maintained its qualification as a REIT because Vornado has satisfied some other requirements, it will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of Vornado’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of Vornado’s gross income (90% for taxable years ending before January 1, 2005) over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect Vornado’s profitability.

•                  Sixth, if Vornado should fail to distribute during each calendar year at least the sum of (1) 85% of its real estate investment trust ordinary income for that year, (2) 95% of its real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, Vornado would have to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

•                  Seventh, if during the 10-year period beginning on the first day of the first taxable year for which Vornado qualified as a REIT, Vornado recognizes gain on the disposition of any asset held by Vornado as of the beginning of that period, then, to the extent of the excess of (a) fair market value of that asset as of the beginning of that period over (b) Vornado’s adjusted basis in that asset as of the beginning of that period, Vornado will have to pay tax on that gain at the highest regular corporate rate. We refer to the excess of fair market value over adjusted basis described in the preceding sentence as “built-in gain”.

Notwithstanding the taxation of built-in gain described in the preceding paragraph of this bullet point, Vornado will not  have to pay tax on recognized built-in gain with respect to assets held as of the first day of the 10-year period beginning on the first day of the first taxable year for which Vornado qualified as a REIT, to the extent that the aggregate amount of that recognized built-in gain exceeds the net aggregate amount of Vornado’s unrealized built-in gain as of the first day of that period.

•                  Eighth, if Vornado acquires any asset from a C corporation in certain transactions in which Vornado must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in the hands of Vornado, and Vornado recognizes gain on the disposition of that asset during the 10-year period beginning on the date on which Vornado acquired that asset, then Vornado will have to pay tax on the built-in gain at the highest regular corporate rate. A C corporation means generally a corporation that has to pay full corporate-level tax.

•                  Ninth, for taxable years beginning after December 31, 2000, if Vornado receives non-arm’s length income from a taxable REIT subsidiary (as defined under “— Requirements for Qualification — Asset Tests”), or as a result of services provided by a taxable REIT subsidiary to tenants of Vornado, Vornado will be subject to a 100% tax on the amount of Vornado’s non-arm’s length income.

Requirements for Qualification

The Internal Revenue Code defines a REIT as a corporation, trust or association

•                  which is managed by one or more trustees or directors;

•                  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•                  which would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

•                  which is neither a financial institution nor an insurance company to which certain provisions of the Internal Revenue Code apply;

•                  the beneficial ownership of which is held by 100 or more persons;

•                  during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities; and

•                  which meets certain other tests, described below, regarding the nature of its income and assets.

The Internal Revenue Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

Vornado has satisfied the conditions described in the first through fifth bullet points of the preceding paragraph and believes that it has also satisfied the condition described in the sixth bullet point of the preceding paragraph. In addition, Vornado’s declaration of trust provides for restrictions regarding the ownership and transfer of Vornado’s shares of beneficial interest. These restrictions are intended to assist Vornado in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the common shares are described in this prospectus under the heading “Description of Common Shares — Restrictions on Ownership of Common Shares.”

Vornado owns a number of wholly-owned corporate subsidiaries. Internal Revenue Code Section 856(i) provides that unless a REIT makes an election to treat the corporation as a taxable REIT subsidiary, a corporation which is a “qualified REIT subsidiary,” as defined in the Internal Revenue Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as assets, liabilities and items of these kinds of the REIT. Thus, in applying the requirements described in this section, Vornado’s qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of Vornado.

If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, Vornado’s proportionate share of the assets, liabilities and items of income of any partnership in which Vornado is a partner, including the operating partnership, will be treated as assets, liabilities and items of income of Vornado for purposes of applying the requirements described in this section. Thus, actions taken by partnerships in which Vornado owns an interest, either directly or through one or more tiers of partnerships or qualified REIT subsidiaries, can affect Vornado’s ability to satisfy the REIT income and assets tests and the determination of whether Vornado has net income from prohibited transactions. See the fourth bullet point on page 22 for a discussion of prohibited transactions.

Income Tests.  In order to maintain its qualification as a REIT, Vornado annually must satisfy three gross income requirements.

•                  First, Vornado must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” as defined in the Internal Revenue Code, or from certain types of temporary investments. Rents from real property generally include expenses of Vornado that are paid or reimbursed by tenants.

•                  Second, at least 95% of Vornado’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of source.

•                  Third, for its taxable years before 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years, apart from involuntary conversions and sales of foreclosure property, was required to represent less than 30% of Vornado’s gross income, including gross income from prohibited transactions, for each of these taxable years.

Rents that Vornado receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

•                  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales.

•                  Second, the Internal Revenue Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that for tax years beginning after December 31, 2000, rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if Vornado owns more than a 10% interest in the subsidiary.  We refer to a tenant in which Vornado owns a 10% or greater interest as a “related party tenant.”

•                  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•                  Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary.  However, Vornado may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

Vornado does not derive significant rents from related party tenants. Vornado also does not and will not derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

Vornado directly performs services for some of its tenants. Vornado does not believe that the provision of these services will cause its gross income attributable to these tenants to fail to be treated as rents from real property. If Vornado were to provide services to a tenant that are other than those landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by Vornado for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by Vornado during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by Vornado with respect to the property will not qualify as rents from real property, even if Vornado provides the impermissible services to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

If Vornado fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it satisfies the requirements of other provisions of the Internal Revenue Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

•                  Vornado’s failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

•                  Vornado files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the Internal Revenue Service.

Vornado might not be entitled to the benefit of these relief provisions, however. As discussed in the fifth bullet point on page 22, even if these relief provisions apply, Vornado would have to pay a tax on the excess income.

Asset Tests.  Vornado, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets.

•                  First, at least 75% of the value of Vornado’s total assets must be represented by real estate assets, including (a) real estate assets held by Vornado’s qualified REIT subsidiaries, Vornado’s allocable share of real estate assets held by partnerships in which Vornado owns an interest and stock issued by another REIT, (b) for a period of one year from the date of Vornado’s receipt of proceeds of an offering of its shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

•                  Second, not more than 25% of Vornado’s total assets may be represented by securities other than those in the 75% asset class.

•                  Third, for taxable years beginning after December 31, 2000, not more than 20% of Vornado’s total assets may constitute securities issued by taxable REIT subsidiaries and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than equity securities issued by another REIT or securities issued by a taxable REIT subsidiary, owned by Vornado may not exceed 5% of the value of Vornado’s total assets. Moreover, Vornado may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, qualified REIT subsidiaries or taxable REIT subsidiaries, or certain securities that qualify under a safe harbor provision of the Internal Revenue Code (such as so-called “straight-debt” securities). For these purposes, a taxable REIT subsidiary is any corporation in which Vornado owns an interest that joins with Vornado in making an election to be treated as a “taxable REIT subsidiary” and certain subsidiaries of a taxable REIT subsidiary, if the subsidiaries do not engage in certain activities.

•                  Fourth, of the investments included in the 25% asset class, the value of any one issuer’s securities, other than equity securities issued by another REIT or securities issued by a taxable REIT subsidiary, owned by Vornado may not exceed 5% of the value of Vornado’s total assets and Vornado may not own more than 10% of any one issuer’s outstanding voting securities.

The test described in the fourth bullet point above, and not that described in the third bullet point,  will continue to apply for taxable years of Vornado that begin after December 31, 2000, only with respect to stock in any corporation owned by Vornado before July 12, 1999, so long as a taxable REIT subsidiary election is not made with respect to the corporation and the corporation does not acquire substantial new assets or engage in a substantial new line of business and certain other conditions are satisfied.

Since March 2, 1995, Vornado has owned more than 10% of the voting securities of Alexander’s. Since April of 1997, Vornado’s ownership of Alexander’s has been through the operating partnership rather than direct. Vornado’s ownership interest in Alexander’s will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Alexander’s qualified as a REIT for each of the taxable years beginning with its taxable year ended December 31, 1995 and continues to so qualify. In the opinion of Shearman & Sterling LLP, commencing with Alexander’s taxable year ended December 31, 1995, Alexander’s  has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. In providing its opinion, Shearman & Sterling LLP is relying upon representations received from Alexander’s.

Since April of 1997, Vornado has also owned, through the operating partnership, more than 10% of the voting securities of Two Penn. Vornado’s indirect ownership interest in Two Penn will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Two Penn qualifies as a REIT for its first taxable year and each subsequent taxable year. Vornado believes that Two Penn will also qualify as a REIT.

For taxable years beginning after October 22, 2004, if Vornado owns more than 10% of the vote or value of the outstanding securities of any one issuer in any quarter, it will not be treated as in violation of the ownership limits described above if:

•                  Vornado corrects the violation within a designated period (whether by disposing of the non-qualifying assets or otherwise); and

•                  In cases where Vornado’s excess ownership exceeds the lesser of 1% of its assets at the end of the quarter and $10 million, the violation is due to reasonable cause and not willful neglect, Vornado provides a description of each non-qualifying asset under regulations to be prescribed by the Internal Revenue Service, and Vornado pays a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

Annual Distribution Requirements.   Vornado, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to (1) the sum of (a) 90% of Vornado’s “real estate investment trust taxable income”, computed without regard to the dividends paid deduction and Vornado’s net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

For taxable years beginning before January 1, 2001, the required amount of distributions described above and below was 95% of the amount of Vornado’s income or gain, as the case may be.

In addition, if Vornado disposes of any asset within 10 years of acquiring it, Vornado will be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Vornado timely files its tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration.

To the extent that Vornado does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will have to pay tax on those amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if Vornado fails to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income for that year and (c) any undistributed taxable income from prior periods, Vornado would have to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

Vornado intends to satisfy the annual distribution requirements.

From time to time, Vornado may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when Vornado actually receives income and when it actually pays deductible expenses and (b) when Vornado includes the income and deducts the expenses in arriving at its taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, Vornado may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, Vornado may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in Vornado’s deduction for dividends paid for the earlier year. Thus, Vornado may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Vornado will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to qualify as a REIT

For taxable years of Vornado beginning after October 22, 2004, if Vornado would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, its qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and Vornado pays a penalty tax of $50,000 for the violation.  The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the limitation on ownership of more than 10% of the securities of any issuer, each of which have specific relief provisions that are described above.

If Vornado fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Vornado will have to pay tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Vornado will not be able to deduct distributions to shareholders in any year in which it fails to qualify, nor will Vornado be required to make distributions to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the shareholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Internal Revenue Code. Unless entitled to relief under specific statutory provisions, Vornado will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Vornado might not be entitled to the statutory relief described in this paragraph in all circumstances.

Taxation of Holders of Common Shares

U.S. Shareholders

As used in this section, the term “U.S. shareholder” means a holder of common shares or preferred shares who, for United States Federal income tax purposes, is:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to United States Federal income taxation regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

As long as Vornado qualifies as a REIT, distributions made by Vornado out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to its taxable U.S. shareholders as ordinary income. Under recently enacted law, individual U.S. shareholders will be entitled to the new lower rate on dividends only for the portion of any distribution equal to Vornado’s real estate investment trust taxable income (taking into account the dividends paid deduction available to Vornado) and realized built-in gains from Vornado’s previous taxable year less any taxes paid by Vornado on these items during Vornado’s previous taxable year. Individual U.S. shareholders should consult their own tax advisors to determine the impact of this new legislation. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. shareholders that are corporations. Distributions made by Vornado that Vornado properly designates as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed Vornado’s actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held his shares. Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for preferential rates of taxation. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that Vornado makes distributions, not designated as capital gain dividends, in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. Thus, these distributions will reduce the adjusted basis which the U.S. shareholder has in his shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for Federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions.

Dividends authorized by Vornado in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by Vornado and received by the shareholder on December 31 of that year, provided that Vornado actually pays the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of Vornado.

U.S. shareholders holding shares at the close of Vornado’s taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of Vornado’s taxable year falls, the amount that Vornado designates in a written notice mailed to its shareholders. Vornado may not designate amounts in excess of Vornado’s undistributed net capital gain for the taxable year. Each U.S. shareholder required to include the designated amount in determining the shareholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by Vornado in respect of the undistributed net capital gains. U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. shareholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.

Distributions made by Vornado and gain arising from a U.S. shareholder’s sale or exchange of shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.

When a U.S. shareholder sells or otherwise disposes of shares, the shareholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as a capital asset. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares for more than one year. Long-term capital gain of an individual U.S. shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of shares of Vornado that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from Vornado which were required to be treated as long-term capital gains.

Backup Withholding.  Vornado will report to its U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a shareholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. shareholder that does not provide Vornado with his correct taxpayer identification number. A shareholder may credit any amount paid as backup withholding against the shareholder’s income tax liability. In addition, Vornado may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Vornado.

Taxation of Tax-Exempt Shareholders.  The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder is not one of the types of entity described in the next paragraph and has not held its shares as “debt financed property” within the meaning of the Internal Revenue Code, and the shares are not otherwise used in a trade or business, the dividend income from shares will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the shares as “debt financed property” within the meaning of the Internal Revenue Code or has used the shares in a trade or business.

Income from an investment in Vornado’s shares will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under the applicable subsections of Section 501(c) of the Internal Revenue Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its shares. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which

•                  is described in Section 401(a) of the Internal Revenue Code;

•                  is tax-exempt under Section 501(a) of the Internal Revenue Code; and

•                  holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•                  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•                  either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. Vornado does not expect to be classified as a pension-held REIT.

The rules described above under the heading “U.S. shareholders” concerning the inclusion of Vornado’s designated undistributed net capital gains in the income of its shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Non-U.S. Shareholders

The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to United States Federal income tax on a net income basis who own common shares or preferred shares, which we call “non-U.S. shareholders”, are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in common shares or preferred shares, including any reporting requirements.

Ordinary Dividends.  Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by Vornado of U.S. real property interests, as discussed below, and other than distributions designated by Vornado as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of Vornado. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to

non-U.S. shareholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. Vornado expects to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with Vornado or the appropriate withholding agent or (b) the non-U.S. shareholder files an IRS Form W-8 ECI or a successor form with Vornado or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business.

Distributions to a non-U.S. shareholder that are designated by Vornado at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by Vornado of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

Return of Capital.  Distributions in excess of Vornado’s current and accumulated earnings and profits, which are not treated as attributable to the gain from Vornado’s disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the non-U.S. shareholder’s shares. Distributions of this kind will instead reduce the adjusted basis of the shares. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of current accumulated earnings and profits of Vornado.

Capital Gain Dividends.  For any year in which Vornado qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Vornado of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended. Under this statute, these distributions are taxed to a non-U.S. shareholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. shareholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals. Vornado is required by applicable Treasury regulations under this statute to withhold 35% of any distribution that Vornado could designate as a capital gain dividend. However, if Vornado designates as a capital gain dividend a distribution made before the day Vornado actually effects the designation, then although the distribution may be taxable to a non-U.S. shareholder, withholding does not apply to the distribution under this statute. Rather, Vornado must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability.

For taxable years of Vornado beginning after October 22, 2004, the rules described in the preceding paragraph generally do not apply, however, to capital gain dividends received with respect to a class of Vornado’s stock that is regularly traded on an established securities market located in the United States if the non-U.S. shareholder does not own more than 5% of that class of stock, and capital gain dividends will be treated the same as ordinary distributions.  Vornado believes its common shares will be treated as regularly traded for this purpose.

Sales of Shares.  Gain recognized by a non-U.S. shareholder upon a sale or exchange of common shares generally will not be taxed under the Foreign Investment in Real Property Tax Act if Vornado is a “domestically controlled REIT”, defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. Vornado believes that it is and will continue to be a domestically controlled REIT, and, therefore, that taxation under this statute generally will not apply to the sale of Vornado shares. However, gain to which this statute does not apply will be taxable to a non-U.S. shareholder if investment in the shares is treated as effectively connected with the non-U.S. shareholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which the Foreign Investment in Real Property Tax Act does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

If Vornado were not a domestically controlled REIT, tax under the Foreign Investment in Real Property Tax Act would apply to a non-U.S. shareholder’s sale of shares only if the selling non-U.S. shareholder owned more than 5% of the class of shares sold at any time during a specified period. This period is generally the shorter of the period that the non-U.S. shareholder owned the shares sold or the five-year period ending on the date when the shareholder disposed of the shares. If tax under this statute applies to the gain on the sale of shares, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Federal estate taxes

Common shares or preferred shares held by a non-U.S. shareholder at the time of death will be included in the shareholder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. shareholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•                  dividend payments and

•                  the payment of the proceeds from the sale of common shares effected at a United States office of a broker,

as long as the income associated with these payments is otherwise exempt from United States federal income tax, and:

•                  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•                  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•                  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•                  you otherwise establish an exemption.

Payment of the proceeds from the sale of common shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common shares or preferred shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•                  the proceeds are transferred to an account maintained by you in the United States,

•                  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•                  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common shares will be subject to information reporting if it is effected at a foreign office of a broker that is:

•                  a United States person,

•                  a controlled foreign corporation for United States tax purposes,

•                  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•                  a foreign partnership, if at any time during its tax year:

• one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

• such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Other tax consequences

State or local taxation may apply to Vornado and its shareholders in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Vornado and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Vornado.

PLAN OF DISTRIBUTION

The Selling Shareholders and their pledgees, donees, transferees or other successors in interest may offer and sell, from time to time, some or all of the common shares covered by this prospectus. We have registered the common shares covered by this prospectus for offer and sale by the Selling Shareholders so that those common shares may be freely sold to the public by them.  Registration of the common shares covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale of the common shares by the Selling Shareholders. We will pay all costs, expenses and fees in connection with the registration of the common shares, including fees of our counsel and accountants, fees payable to the SEC and listing fees.  We estimate those fees and expenses to be approximately $92,391.00.  The Selling Shareholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the common shares covered by this prospectus.

The Selling Shareholders and their pledgees, donees, transferees or other successors in interest may sell the common shares covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•                  in privately negotiated transactions;

•                  through broker-dealers, who may act as agents or principals;

•                  in a block trade in which a broker-dealer will attempt to sell a block of common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  through one or more underwriters on a firm commitment or best-efforts basis;

•                  directly to one or more purchasers;

•                  through agents; or

•                  in any combination of the above.

In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•                  purchases of the common shares by a broker-dealer as principal and resales of the common shares by the broker-dealer for its account under this prospectus;

•                  ordinary brokerage transactions; or

•                  transactions in which the broker-dealer solicits purchasers.

At any time a particular offer of the common shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will state the aggregate amount of common shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common shares covered by this prospectus.

In connection with the sale of the common shares covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common shares for whom they may act as agent. Underwriters may sell to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent.

The common shares are listed on the NYSE under the symbol “VNO.”

Any underwriters, broker-dealers or agents participating in the distribution of the common shares covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act of 1933.

Some of the common shares covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act of 1933 rather than under this prospectus.

We may agree to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933.  The Selling Shareholders may also agree to indemnify us against certain liabilities, including liabilities under the Securities Act of 1933, for information they furnished to us for use in this prospectus.

VALIDITY OF THE COMMON SHARES

The validity of the common shares sold pursuant to this prospectus will be passed upon for Vornado Realty Trust by Venable LLP, Baltimore, Maryland, Maryland counsel to Vornado Realty Trust.

EXPERTS

The consolidated financial statements, the related financial statement schedules and management’s report on the effectiveness of internal control over financial reporting (as revised) incorporated in this prospectus by reference from Vornado Realty Trust’s annual report on Form 10-K/A for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and includes explanatory paragraphs relating to the restatement described in Note 21 to Vornado Realty Trust’s consolidated financial statements and to Vornado Realty Trust’s application of the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”) (2) expresses an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) expresses an adverse opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2005 and 2004, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Vornado Realty Trust’s Quarterly Reports on Form 10-Q/A for the quarter ended March 31, 2005, and incorporated by reference herein (which report includes an explanatory paragraph relating to the restatement described in Note 17 to Vornado Realty Trust’s unaudited interim consolidated financial statements), they did not audit and they do not express an opinion on that interim financial information.  Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because the report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following is a statement of expenses (all of which are estimated other than the SEC registration fee) in connection with the issuance and distribution of the securities being registered, other than underwriting compensation:

SEC registration fee	$39,391
Printing and engraving expense.	1,000
Legal fees and disbursements	20,000
Accounting fees and disbursements	5,000
Transfer Agent’s, Depositary’s and Trustee’s fees and disbursements.	1,000
Blue Sky fees and expenses	1,000
Miscellaneous (including listing and rating agency fees)	25,000
Total.	$92,391

Item 15.  Indemnification of Trustees and Officers.

The Maryland REIT Law (“MRL”) permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.  Vornado Realty Trust’s Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by the MRL.

Vornado Realty Trust’s Declaration of Trust authorizes it to indemnify, and to pay or reimburse reasonable expenses to, as such expenses are incurred by, each trustee or officer (including any person who, while a trustee of Vornado Realty Trust, is or was serving at the request of Vornado Realty Trust as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) from all claims and liabilities to which such person may become subject by reason of his being or having been a trustee, officer, employee or agent.

Vornado Realty Trust’s Bylaws  require it to indemnify (a) any trustee or officer or any former trustee or officer (including and without limitation, any individual who, while a trustee or officer and at the request of Vornado Realty Trust, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful.  In addition, Vornado Realty Trust’s Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of such status upon Vornado Realty Trust’s receipt of (i) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Vornado Realty Trust and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by Vornado Realty Trust if it shall ultimately be determined that the applicable standard of conduct was not met. Vornado Realty Trust’s Bylaws also (i) permit Vornado Realty Trust to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of Vornado Realty Trust in such capacity and to any employee or agent of Vornado Realty Trust or a predecessor of Vornado Realty Trust, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the “MGCL”) for directors of Maryland corporations and (iii) permit Vornado Realty Trust to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

The MRL permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Second Amended and Restated Agreement of Limited Partnership, dated as of October 20, 1997, as amended (the “Partnership Agreement”), of Vornado Realty L.P. provides, generally, for the indemnification of an “Indemnitee” against losses, claims, damages, liabilities, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts that relate to the operations of Vornado Realty L.P. unless it is established that (i) the act or omission of the Indemnitee was material and either was committed in bad faith or pursuant to active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. For this purpose, the term “Indemnitee” includes (i) any person made a party to a proceeding by reason of its status as (A) the general partner of Vornado Realty L.P., (B) a limited partner of Vornado Realty L.P. or (C) an officer of Vornado Realty L.P. or a trustee, officer or shareholder of Vornado Realty Trust and (ii) such other persons (including affiliates of Vornado Realty Trust or Vornado Realty L.P.) as Vornado Realty Trust may designate from time to time in its discretion. Any such indemnification will be made only out of assets of Vornado Realty L.P., and in no event may an Indemnitee subject the limited partners of Vornado Realty L.P. to personal liability by reason of the indemnification provisions in the Partnership Agreement.

Pursuant to the Registration Rights Agreements, each of the Unit holders named therein agrees to indemnify Vornado, its Trustees and officers and each person, if any, who controls Vornado within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in this Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such Unit holder; and (iii) against any and all expenses whatsoever, as incurred, reasonably incurred in investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided, however, that such indemnity shall only apply with respect to any loss, liability, claim, damage or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to Vornado by such Unit holder expressly for use in this Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto), or (with respect to certain of such indemnified Unit holders) (B) such Unit holder’s failure to deliver an amended or supplemental prospectus if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. A Unit holder shall not be required to indemnify Vornado, its officers and Trustees or its control persons with respect to any amount in excess of the amount of the total proceeds to such Unit holder from sales of the Common Shares of such Unit holder under this Registration Statement, and no Unit holder shall be liable under the indemnification provision for any statements or omissions of any other Unit holder.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, trustees or controlling persons of the registrant pursuant to the foregoing provisions or otherwise, Vornado Realty Trust and Vornado Realty L.P. have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and, therefore, unenforceable.  In addition, indemnification may be limited by state securities laws.  Vornado Realty Trust and Vornado Realty L.P. have purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.

Item 16.  Exhibits.

See the Exhibit Index which is incorporated herein by reference.

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertake:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein by such registrant, and the offering of such securities at that time shall be  deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paramus, State of New Jersey, on this 28th day of July, 2005.

VORNADO REALTY TRUST, a Maryland real estate investment trust

By	/s/ Joseph Macnow
	Name:	Joseph Macnow
	Title:	Executive Vice President - Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steven Roth, Michael D. Fascitelli and Joseph Macnow, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, to any related rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission and to file the same, with all exhibits to the registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission or any other regulatory authority, grants to the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and ratifies and confirms all that the attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue of this power of attorney.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

By:	/s/ Steven Roth	Chairman of the Board of	July 28, 2005
	(Steven Roth)	Trustees (Principal Executive
Officer)

By:	/s/ Michael D. Fascitelli	President and Trustee	July 28, 2005
(Michael D. Fascitelli)

By:	/s/ Joseph Macnow	Executive Vice President -	July 28, 2005
	(Joseph Macnow)	Finance and Administration and
Chief Financial Officer (Principal
Financial and Accounting Officer)

By:	/s/ Anthony W. Deering	Trustee	July 28, 2005
(Anthony W. Deering)

By:	/s/ Robert P. Kogod	Trustee	July 28, 2005
(Robert P. Kogod)

By:	/s/ Michael Lynne	Trustee	July 28, 2005
(Michael Lynne)

By:	/s/ David Mandelbaum	Trustee	July 28, 2005
(David Mandelbaum)

By:	/s/ Robert H. Smith	Trustee	July 28, 2005
(Robert H. Smith)

By:	/s/ Ronald G. Targan	Trustee	July 28, 2005
(Ronald G. Targan)

By:	/s/ Richard West	Trustee	July 28, 2005
(Richard West)

By:	/s/ Russell B. Wight, Jr.	Trustee	July 28, 2005
(Russell B. Wight, Jr.)

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT

1*	Form of Underwriting Agreement, if applicable.

3.1

Amended and Restated Declaration of Trust of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on April 16, 1993 - Incorporated by reference to Exhibit 3(a) to Vornado Realty Trust’s Registration Statement on Form S-4 (File No. 33-60286), filed on April 15, 1993.

3.2

Articles of Amendment of Declaration of Trust of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on May 23, 1996 – Incorporated by reference to Exhibit 3.2 to Vornado Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 2001(File No. 001-11954).

3.3

Articles of Amendment of Declaration of Trust of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on April 3, 1997 – Incorporated by reference to Exhibit 3.3 to Vornado Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 001-11954).

3.4

Articles of Amendment of Declaration of Trust of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on October 14, 1997 - Incorporated by reference to Exhibit 3.2 to Vornado Realty Trust’s Registration Statement on Form S-3 (File No. 333-36080), filed on May 2, 2000.

3.5

Articles of Amendment of Declaration of Trust of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on April 22, 1998 - Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust’s Current Report on Form 8-K, dated April 22, 1998 (File No. 001-11954), filed on April 28, 1998.

3.6

Articles of Amendment of Declaration of Trust of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on November 24, 1999 - Incorporated by reference to Exhibit 3.4 to Vornado Realty Trust’s Registration Statement on Form S-3 (File No. 333-36080), filed on May 2, 2000.

3.7

Articles of Amendment of Declaration of Trust of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on April 20, 2000 - Incorporated by reference to Exhibit 3.5 to Vornado Realty Trust’s Registration Statement on Form S-3 (File No. 333-36080), filed on May 2, 2000.

3.8

Articles of Amendment of Declaration of Trust of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on September 14, 2000 - Incorporated by reference to Exhibit 4.6 to Vornado’s Registration Statement on Form S-8 (File No. 333-68462), filed on August 27, 2001.

3.9

Articles of Amendment of Declaration of Trust of Vornado Realty Trust dated May 31, 2002, as filed with the State Department of Assessments and Taxation of Maryland on June 13, 2002 - Incorporated by reference to Exhibit 3.9 to Vornado Realty Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 001-11954), filed on August 7, 2002.

* To be filed by amendment or in a Current Report on Form 8-K.

EXHIBIT NO.	EXHIBIT

3.10

Articles of Amendment of Declaration of Trust of Vornado Realty Trust dated June 6, 2002, as filed with the State Department of Assessments and Taxation of Maryland on June 13, 2002 - Incorporated by reference to Exhibit 3.10 to Vornado Realty Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 001-11954), filed on August 7, 2002.

3.11

Articles of Amendment of Declaration of Trust of Vornado Realty Trust dated December 16, 2004, as filed with the State Department of Assessments and Taxation of Maryland on December 16, 2004 – Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust’s Current Report on Form 8-K, dated December 16, 2004 (File No. 001-11954), filed on December 21, 2004.

3.12

Articles Supplementary Classifying Vornado’s $3.25 Series A Preferred Shares of Beneficial Interest, liquidation preference $50.00 per share - Incorporated by reference to Exhibit 4.1 to Vornado’s Current Report on Form 8-K, dated April 3, 1997 (File No. 001-11954), filed on April 8, 1997.

3.13

Articles Supplementary Classifying Vornado Realty Trust’s $3.25 Series A Convertible Preferred Shares of Beneficial Interest, as filed with the State Department of Assessments and Taxation of Maryland on December 15, 1997- Incorporated by reference to Exhibit 3.10 to Vornado Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 001-11954).

3.14

Articles Supplementary Classifying Vornado Realty Trust’s Series D-1 8.5% Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value - Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust’s Current Report on Form 8-K, dated November 12, 1998 (File No. 001-11954), filed on November 30, 1998.

3.15

Articles Supplementary Classifying Additional Series D-1 8.5% Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, no par value - Incorporated by reference to Exhibit 3.2 to Vornado Realty Trust’s Current Report on Form 8-K/A, dated November 12, 1998 (File No. 001-11954), filed on February 9, 1999.

3.16

Articles Supplementary Classifying 8.5% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, no par value - Incorporated by reference to Exhibit 3.3 to Vornado Realty Trust’s Current Report on Form 8-K, dated March 3, 1999 (File No. 001-11954), filed on March 17, 1999.

3.17

Articles Supplementary Classifying Vornado Realty Trust’s Series C 8.5% Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, no par value - Incorporated by reference to Exhibit 3.7 to Vornado Realty Trust’s Registration Statement on Form 8-A (File No. 001-11954), filed on May 19, 1999.

3.18

Articles Supplementary Classifying Vornado Realty Trust’s Series D-2 8.375% Cumulative Redeemable Preferred Shares, dated as of May 27, 1999, as filed with the State Department of Assessments and Taxation of Maryland on May 27, 1999 - Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust’s Current Report on Form 8-K, dated May 27, 1999 (File No. 001-11954), filed on July 7, 1999.

EXHIBIT NO.	EXHIBIT

3.19

Articles Supplementary Classifying Vornado Realty Trust’s Series D-3 8.25% Cumulative Redeemable Preferred Shares, dated September 3, 1999, as filed with the State Department of Assessments and Taxation of Maryland on September 3, 1999 - Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust’s Current Report on Form 8-K, dated September 3, 1999 (File No. 001-11954), filed on October 25, 1999.

3.20

Articles Supplementary Classifying Vornado Realty Trust’s Series D-4 8.25% Cumulative Redeemable Preferred Shares, dated September 3, 1999, as filed with the State Department of Assessments and Taxation of Maryland on September 3, 1999 - Incorporated by reference to Exhibit 3.2 to Vornado Realty Trust’s Current Report on Form 8-K, dated September 3, 1999 (File No. 001-11954), filed on October 25, 1999.

3.21

Articles Supplementary Classifying Vornado Realty Trust’s Series D-5 8.25% Cumulative Redeemable Preferred Shares - Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust’s Current Report on Form 8-K, dated November 24, 1999 (File No. 001-11954), filed on December 23, 1999.

3.22

Articles Supplementary Classifying Vornado Realty Trust’s Series D-6 8.25% Cumulative Redeemable Preferred Shares, dated May 1, 2000, as filed with the State Department of Assessments and Taxation of Maryland on May 1, 2000 - Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust’s Current Report on Form 8-K, dated May 1, 2000 (File No. 001-11954), filed May 19, 2000.

3.23

Articles Supplementary Classifying Vornado Realty Trust’s Series D-7 8.25% Cumulative Redeemable Preferred Shares, dated May 25, 2000, as filed with the State Department of Assessments and Taxation of Maryland on June 1, 2000 - Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust’s Current Report on Form 8-K, dated May 25, 2000 (File No. 001-11954), filed on June 16, 2000.

3.24

Articles Supplementary Classifying Vornado Realty Trust’s Series D-8 8.25% Cumulative Redeemable Preferred Shares - Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust’s Current Report on Form 8-K, dated December 8, 2000 (File No. 001-11954), filed on December 28, 2000.

3.25

Articles Supplementary Classifying Vornado Realty Trust’s Series D-9 8.75% Preferred Shares, dated September 21, 2001, as filed with the State Department of Assessments and Taxation of Maryland on September 25, 2001 – Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust’s Current Report on Form 8-K (File No. 001-11954), filed on October 12, 2001.

3.26

Articles Supplementary Classifying Vornado Realty Trust’s Series D-10 7.00% Cumulative Redeemable Preferred Shares, dated November 17, 2003, as filed with the State Department of Assessments and Taxation of Maryland on November 17, 2003 – Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust’s Current Report on Form 8-K (File No. 001-11954), filed on November 18, 2003.

3.27

Articles Supplementary Classifying Vornado Realty Trust’s Series D-11 7.20% Cumulative Redeemable Preferred Shares, dated May 27, 2004, as filed with the State Department of Assessments and Taxation of Maryland on May 27, 2004 - Incorporated by reference to Exhibit 99.1 to Vornado Realty Trust’s Current Report on Form 8-K (File No. 001-11954), filed on June 14, 2004.

EXHIBIT NO.	EXHIBIT

3.28

Articles Supplementary Classifying Vornado Realty Trust’s 7.00% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share - Incorporated by reference to Exhibit 3.27 to Vornado Realty Trust’s Registration Statement on Form 8-A, dated August 17, 2004 (File No. 001-11954), filed on August 20, 2004.

3.29

Articles Supplementary Classifying Vornado Realty Trust’s 6.75% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share - Incorporated by reference to Exhibit 3.28 to Vornado Realty Trust’s Registration Statement on Form 8-A (File No. 001-11954), filed on November 17, 2004.

3.30

Articles Supplementary Classifying Vornado Realty Trust’s 6.55% Series D-12 Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share - Incorporated by reference to Exhibit 3.2 to Vornado Realty Trust’s Current Report on Form 8-K, dated December 16, 2004 (File No. 001-11954), filed on December 21, 2004.

3.31

Articles Supplementary Classifying Vornado Realty Trust’s 6.25% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share - Incorporated by reference to Exhibit 3.3 to Vornado Realty Trust’s Current Report on Form 8-K, dated December 16, 2004 (File No. 001-11954), filed on December 21, 2004.

3.32

Articles Supplementary Classifying Vornado Realty Trust’s 6.75% Series H Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share – Incorporated by reference to Exhibit 3.32 to Vornado Realty Trust’s Registration Statement on Form 8-A (File No- 001-11954), filed on June 16, 2005.

3.33

Amended and Restated Bylaws of Vornado Realty Trust, as amended on March 2, 2000 - Incorporated by reference to Exhibit 3.12 to Vornado Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 001-11954), filed on March 9, 2000.

4.1	Instruments defining the rights of security holders (see Exhibits 3.1 through 3.33 of this registration statement).

4.2

Specimen certificate evidencing Vornado Realty Trust’s Common Shares of Beneficial Interest, par value $0.04 per share - Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Vornado Realty Trust’s Registration Statement on Form S-3 (File No. 33-62395), filed on October 26, 1995.

5.1	Opinion of Venable LLP.

8.1	Tax opinion of Sullivan & Cromwell LLP.

8.2	Tax opinion of Shearman & Sterling LLP.

10.2

Registration Rights Agreement, dated January 1, 2002, between Vornado Realty Trust and the holders of the Units listed in Schedule A thereto - Incorporated by reference to Exhibit 10.2 to Vornado Realty Trust’s Current Report on Form 8-K/A, dated January 1, 2002 (File No. -001-11954), filed on March 18, 2002.

15	Letter regarding unaudited interim financial information.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Venable LLP (included in its opinion filed as Exhibit 5.1).

23.3	Consent of Sullivan & Cromwell LLP (included in its opinion filed as Exhibit 8.1).

23.4	Consent of Shearman & Sterling LLP (included in its opinion filed as Exhibit 8.2).

24	Power of Attorney (included on the signature page hereto).